1. Name and Address of Reporting Person
   BRATTON, ROBERT O.
   10200 DAVID TAYLOR DRIVE
   PO BOX 37937
   CHARLOTTE, NC 28237-7937
2. Issuer Name and Ticker or Trading Symbol
   FIRST CHARTER CORPORATION (FCTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   CHIEF OPERATING OFFICER CHIEF
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   |             +-----------+------+----------+   Year         |   Indirect|   Owner-   |
|                                 |   Year)  |             |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------------+-----------+------+----------+----------------+-----------+------------+
Common Stock                       01/17/2002 R             49.5857     A      $17.7293                    D
Common Stock                       04/11/2002 R             44.9004     A      $19.7780                    D
Common Stock                       07/11/2002 R             50.2346     A      $17.8387                    D
Common Stock                       10/10/2002 R             56.5538     A      $16.4500                    D
Common Stock                       12/16/2002 M 4           980         A      $14.9200   69597.2621       D
Common Stock                                                                              3560.8687        I           CATHRYN
                                                                                                                       BRATTON
                                                                                                                       (SPOUSE IRA)
Common Stock                       01/17/2002 R             1.8805      A      $16.4500                    I           ROBERT O
                                                                                                                       BRATTON II
                                                                                                                       (SON)
Common Stock                       04/11/2002 R             1.7024      A      $19.7780                    I           ROBERT O
                                                                                                                       BRATTON II
                                                                                                                       (SON)
Common Stock                       07/11/2002 R             1.9048      A      $17.8387                    I           ROBERT O
                                                                                                                       BRATTON II
                                                                                                                       (SON)
Common Stock                       10/10/2002 R             2.1447      A      $16.4500   192.8265         I           ROBERT O
                                                                                                                       BRATTON II
                                                                                                                       (SON)
Common Stock                       01/17/2002 R             1.8805      A      $17.7293                    I           CAROLINE E
                                                                                                                       BRATTON
                                                                                                                       (DAUGHTER)
Common Stock                       04/11/2002 R             1.7024      A      $19.7780                    I           CAROLINE E
                                                                                                                       BRATTON
                                                                                                                       (DAUGHTER)
Common Stock                       07/11/2002 R             1.9048      A      $17.8387                    I           CAROLINE E
                                                                                                                       BRATTON
                                                                                                                       (DAUGHTER)
Common Stock                       10/10/2002 R             2.1447      A      $16.4500   192.8265         I           CAROLINE E
                                                                                                                       BRATTON
                                                                                                                       (DAUGHTER)
Common Stock                       01/17/2002 R             32.558      A      $17.7293                    I           ALICE W.
                                                                                                                       BRATTON TRUST
Common Stock                       04/11/2002 R             29.4817     A      $19.7780                    I           ALICE W.
                                                                                                                       BRATTON TRUST
Common Stock                       07/11/2002 R             32.9845     A      $17.8387                    I           ALICE W.
                                                                                                                       BRATTON TRUST
Common Stock                       10/10/2002 R             37.1331     A      $16.4500   3338.9975        I           ALICE W.
                                                                                                                       BRATTON TRUST
Common Stock - IRA                 01/17/2002 R             41.0468     A      $17.7293                    D
Common Stock - IRA                 04/11/2002 R             37.1685     A      $19.7780                    D
Common Stock - IRA                 07/11/2002 R             41.5843     A      $17.8387                    D
Common Stock - IRA                 10/10/2002 R             46.8151     A      $16.4500   4209.5635        D
Common Stock - IRA                 01/17/2002 R             43.0813     A      $17.7293                    I           CATHRYN
                                                                                                                       BRATTON
                                                                                                                       (SPOUSE IRA)
Common Stock - IRA                 04/11/2002 R             34.2041     A      $19.7780                    I           CATHRYN
                                                                                                                       BRATTON
                                                                                                                       (SPOUSE IRA)
Common Stock - IRA                 07/11/2002 R             38.2677     A      $17.8387                    I           CATHRYN
                                                                                                                       BRATTON
                                                                                                                       (SPOUSE IRA)
Common Stock - IRA                 10/10/2002 R             43.0813     A      $16.4500   318.2672         I           CATHRYN
                                                                                                                       BRATTON
                                                                                                                       (SPOUSE IRA)

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Year    |(I)    |ship   |
+-------------+--------+----------+---------+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Option   $8.75                                                10/20/2003 Common                      4670     D
                                                                               Stock
Stock Option   $12.265                                              10/24/2004 Common                      4320     D
                                                                               Stock
Stock Option   $14.5                                                01/20/2010 Common                      19791    D
                                                                               Stock
Stock Option   $14.92                                               01/02/2003 Common                      980      D
                                                                               Stock
Stock Option   $15.75                                               01/17/2011 Common                      23296    D
                                                                               Stock
Stock Option   $17.37                                               01/16/2012 Common                      21985    D
                                                                               Stock
Stock Option   $17.9167                                             12/14/2004 Common                      3000     D
                                                                               Stock
Stock Option   $17.9167                                             12/04/2006 Common                      3360     D
                                                                               Stock
Stock Option   $18.125                                              01/21/2009 Common                      7729     D
                                                                               Stock
Stock Option   $23.125                                              01/21/2009 Common                      9288     D
                                                                               Stock
Stock Option   $25                                                  12/01/2007 Common                      2400     D
                                                                               Stock

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ ROBERT O. BRATTON

DATE
02/13/2003